Exhibit 99.1
For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO reports second quarter 2012 results

Net income of $65.7 million, up 42%, or 24 cents per share
Sales up 6%
Strong core capital measures continue to build

Carmel, Ind. July 25, 2012 - CNO Financial Group, Inc. (NYSE: CNO) today announced second quarter of 2012 net income of $65.7 million, or 24 cents per diluted share, and operating earnings (1) of $54.2 million, or 20 cents per diluted share.
"Our market focus, coupled with the strength of our distinct distribution and products, continues to yield business growth and persistency that contributed to our second quarter earnings increase,” CEO Ed Bonach said.  “Our continued strong generation of earnings, cash flow and excess capital also has allowed us to increase our expectation of annual dividend payments from our insurance subsidiaries.  We currently expect total dividends to the holding company in the range of $200 million to $275 million during 2012.”

Second Quarter 2012 Highlights

•	Sales, as defined by total new annualized premium (“NAP”) (2): $97.4 million, up 6% from 2Q11

•	Net income per diluted share of 24 cents, compared to 16 cents in 2Q11

•	Net operating income (1) per diluted share: 20 cents compared to 15 cents in 2Q11

•	Share repurchases and dividend payments of $44 million and debt repayments of $22 million

•	Unrestricted cash and investments held by our non-insurance subsidiaries were $197.7 million at June 30, 2012

•	Debt-to-total capital ratio, excluding accumulated other comprehensive income (3), decreased 170 basis points from December 31, 2011 to 16.6 percent

Six-month 2012 Highlights

•	Sales, as defined by total NAP (2): $193.6 million, up 9% from the first six months of 2011

•	Net income per diluted share of 45 cents, compared to 32 cents in the first six months of 2011

•	Net operating income (1) per diluted share: 35 cents compared to 31 cents in the first six months of 2011

•
The consolidated statutory risk-based capital ratio increased 11 percentage points to 369% during the first six months of 2012, reflecting statutory earnings of $183 million and dividend payments to the holding company of $103 million

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CNO Financial (2)
July 25, 2012

Adoption of New Accounting Standard
Effective January 1, 2012, we adopted ASU 2010-26 which modified the definition of the types of acquisition costs that can be deferred by insurance companies. We elected to adopt the new guidance on a retrospective basis. Accordingly, all prior periods presented have been retrospectively adjusted. As a result of the adoption of the new guidance, shareholders' equity, excluding accumulated other comprehensive income, at December 31, 2011, decreased $575 million; and net income decreased by $12.1 million and $13.1 million in the second quarters of 2012 and 2011, respectively, and by $22.5 million and $21.6 million in the first six months of 2012 and 2011, respectively. The new guidance impacts the timing of the recognition of profits on our business, but has no impact on cash flows, statutory financial results or the ultimate profitability of the business.

Quarterly Segment Operating Results

	Three months ended
	June 30,
	2012	2011
	(Dollars in millions, except per-share data)
EBIT (4):
Bankers Life	$76.1	$72.1
Washington National	33.9	21.8
Colonial Penn	.6	.5
Other CNO Business	1.9	5.1
EBIT from business segments	112.5	99.5
Corporate Operations, excluding corporate interest expense	(9.1)	(11.3)
EBIT	103.4	88.2
Corporate interest expense	(16.6)	(19.3)
Operating earnings before tax	86.8	68.9
Tax expense on operating income	32.6	24.4
Net operating income (1)	54.2	44.5
Net realized investment gains (net of related amortization and taxes)	18.7	2.3
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(6.9)	—
Loss on extinguishment of debt, net of income taxes	(.3)	(.4)
Net income	$65.7	$46.4
Per diluted share:
Net operating income	$.20	$.15
Net realized investment gains (net of related amortization and taxes)	.06	.01
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(.02)	—
Net income	$.24	$.16

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CNO Financial (3)
July 25, 2012

The following table summarizes the financial impact of a significant item (as described in the segment results below) on our 2Q12 net operating income (dollars in millions, except per share amounts):

	Three months ended
	June 30, 2012*
	Actual results	Significant item	Excluding significant item
Net Operating Income (1):
Bankers Life	$76.1	$(3.6)	$72.5
Washington National	33.9	—	33.9
Colonial Penn	.6	—	.6
Other CNO Business	1.9	—	1.9
EBIT from business segments	112.5	(3.6)	108.9
Corporate Operations, excluding corporate interest expense	(9.1)	—	(9.1)
EBIT (4)	103.4	(3.6)	99.8
Corporate interest expense	(16.6)	—	(16.6)
Operating earnings before tax	86.8	(3.6)	83.2
Tax expense on operating income	32.6	(1.3)	31.3
Net operating income	$54.2	$(2.3)	$51.9

Net operating income per diluted share	$.20	$(.01)	$.19

* See page 10 for the table of Net Operating Income Excluding a Significant Item for the three months ended June 30, 2011.

Segment Results
Bankers Life markets and distributes a variety of insurance products to the middle-income senior market through a dedicated field force of career agents. NAP in 2Q12 was $59.5 million, down 1% from 2Q11 with higher sales of life and Medicare supplement products being offset by lower annuity sales as a result of the low interest rate environment and product adjustments. Excluding annuities, NAP in 2Q12 was up 11%, driven by an increase in agent force due to gains in retention and productivity.
Pre-tax operating earnings in 2Q12 and 2Q11 were impacted by premium adjustments on assumed reinsurance agreements with Coventry of $3.6 million and $3.7 million, respectively.
Pre-tax operating earnings in 2Q12 compared to 2Q11 were up $4.0 million, or 6 percent. Such increase reflects increased earnings from the annuity and life insurance blocks reflecting favorable investment spreads and higher account values, partially offset by higher benefit ratios in the Medicare supplement and long-term care blocks in 2Q12.

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CNO Financial (4)
July 25, 2012

Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly owned subsidiary and independent marketing organizations and insurance agencies. NAP in 2Q12 was $22.3 million, up 15% from 2Q11 due to increased sales of core supplemental health and life insurance products. Sales in the quarter benefited from distribution expansion and an increase in voluntary worksite sales, which were up 23%.
Pre-tax operating earnings in 2Q12 compared to 2Q11 were up $12.1 million, or 56 percent. Such increase primarily reflects favorable benefit ratios in the supplemental health block in 2Q12.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. NAP in 2Q12 was $15.6 million, up 22% from 2Q11. Sales in the quarter benefited from an increase in lead levels and higher buy rates, which demonstrate the benefits of our increased investment in marketing and advertising.
Pre-tax operating earnings in 2Q12 were comparable to 2Q11.
This segment's results are significantly impacted by the adoption of the new accounting standard related to deferred acquisition costs. We are no longer able to defer most of Colonial Penn's direct response advertising costs although such costs generate predictable sales and future inforce profits. The amount of our investment in new business during a particular period will have a significant impact on this segment's results. Based on our current advertising plan, we expect to report approximately break-even results in this segment for the remainder of 2012.
Other CNO Business consists of blocks of various insurance products that are no longer being actively marketed. Its earnings will often fluctuate between periods.
Pre-tax operating income in 2Q12 compared to 2Q11 was down approximately $3 million primarily due to unfavorable mortality in the life block.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
Results in 2Q12 compared to 2Q11 were favorable by $2 million primarily reflecting net favorable investment returns.
Non-Operating Items
Net realized investment gains in 2Q12 were $18.7 million (net of related amortization and taxes), including total other-than-temporary impairment losses of $3.5 million recorded in earnings. Net realized investment gains in 2Q11 were $2.3 million (net of related amortization and taxes), including total other-than-temporary impairment losses of $10.1 million recorded in earnings.
Book value per common share, excluding other comprehensive income (loss) (5), increased to $16.67 from $15.88 at December 31, 2011.
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio increased 9 percentage points to 369% during 2Q12 and consolidated statutory operating earnings for the quarter totaled $97 million. Based on our continued expectation to generate strong statutory earnings and excess capital, we anticipate total year dividend payments to the holding company in the range of $200 to $275 million during 2012 ($103 million of which have been paid through June 30, 2012).
We purchased 8.1 million shares of our common stock during the six months ended June 30, 2012 under our share repurchase program. Such shares were purchased at an aggregate cost of $58.2 million, or $7.19 per share. As of June 30, 2012, we had approximately 234 million shares outstanding and had authority to repurchase up to an additional $172.1 million of our common stock. We currently anticipate repurchasing a total of approximately $150 million to $170 million of common stock during 2012. The amount and timing of the share repurchases (if any) will be based on business and market conditions and other factors.
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CNO Financial (5)
July 25, 2012

During the six months ended June 30, 2012, we made principal payments of $31.4 million on our Senior Secured Credit Agreement (an amount equal to 50 percent of the year-to-date 2012 share repurchases and the $0.02 per share dividend payment made in June 2012, as required under the terms of the agreement). In addition to these payments, we also prepaid the remaining $50 million principal balance on a senior note in the first quarter of 2012.
Our debt-to-total capital ratio, excluding accumulated other comprehensive income (3) at June 30, 2012 was 16.6 percent, a decrease of 170 basis points from December 31, 2011.
Conference Call
The Company will host a conference call to discuss results on July 26, 2012 at 12:00 p.m. Eastern Daylight Time. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.

- Tables Follow -

CNO Financial (6)
July 25, 2012

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: June 30, 2012 - $22,033.0; December 31, 2011 - $21,779.1)	$24,276.6	$23,516.0
Equity securities at fair value (cost: June 30, 2012 - $188.0; December 31, 2011 - $177.0)	187.3	175.1
Mortgage loans	1,550.9	1,602.8
Policy loans	274.7	279.7
Trading securities	114.8	91.6
Investments held by securitization entities	789.3	496.3
Other invested assets	257.1	202.8
Total investments	27,450.7	26,364.3
Cash and cash equivalents - unrestricted	190.2	436.0
Cash and cash equivalents held by securitization entities	88.6	74.4
Accrued investment income	296.4	288.7
Present value of future profits	658.1	697.7
Deferred acquisition costs	591.4	797.1
Reinsurance receivables	3,013.8	3,091.1
Income tax assets, net	679.7	865.4
Assets held in separate accounts	15.6	15.0
Other assets	395.8	292.2
Total assets	$33,380.3	$32,921.9
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Interest-sensitive products	$12,956.3	$13,165.5
Traditional products	10,604.6	10,482.7
Claims payable and other policyholder funds	991.9	1,034.3
Liabilities related to separate accounts	15.6	15.0
Other liabilities	686.0	556.3
Investment borrowings	1,687.9	1,676.5
Borrowings related to variable interest entities	766.7	519.9
Notes payable – direct corporate obligations	778.2	857.9
Total liabilities	28,487.2	28,308.1
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: June 30, 2012 - 234,026,409; December 31, 2011 – 241,304,503)	2.3	2.4
Additional paid-in capital	4,312.0	4,361.9
Accumulated other comprehensive income	990.8	781.6
Accumulated deficit	(412.0)	(532.1)
Total shareholders' equity	4,893.1	4,613.8
Total liabilities and shareholders' equity	$33,380.3	$32,921.9
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CNO Financial (7)
July 25, 2012

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per-share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Insurance policy income	$694.8	$679.6	$1,381.1	$1,346.8
Net investment income:
General account assets	351.1	342.2	696.3	678.3
Policyholder and reinsurer accounts and other special-purpose portfolios	(17.3)	3.1	48.3	40.5
Realized investment gains:
Net realized investment gains, excluding impairment losses	35.4	13.0	66.2	31.4
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(3.5)	(10.1)	(11.4)	(23.4)
Portion of other-than-temporary impairment losses recognized in accumulated other comprehensive income	—	—	—	—
Net impairment losses recognized	(3.5)	(10.1)	(11.4)	(23.4)
Total realized gains	31.9	2.9	54.8	8.0
Fee revenue and other income	4.5	4.2	8.4	7.6
Total revenues	1,065.0	1,032.0	2,188.9	2,081.2
Benefits and expenses:
Insurance policy benefits	689.7	684.4	1,378.7	1,367.6
Interest expense	28.7	28.9	57.5	58.1
Amortization	68.3	70.6	154.9	165.5
Loss on extinguishment of debt	.5	.6	.7	2.0
Other operating costs and expenses	173.3	175.7	400.3	345.8
Total benefits and expenses	960.5	960.2	1,992.1	1,939.0
Income before income taxes	104.5	71.8	196.8	142.2
Tax expense on period income	38.8	25.4	72.0	50.4
Net income	$65.7	$46.4	$124.8	$91.8
Earnings per common share:
Basic:
Weighted average shares outstanding	237,289,000	250,933,000	239,092,000	251,027,000
Net income	$.28	$.18	$.52	$.37
Diluted:
Weighted average shares outstanding	293,475,000	308,048,000	295,409,000	307,773,000
Net income	$.24	$.16	$.45	$.32

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CNO Financial (8)
July 25, 2012

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
EBIT FROM BUSINESS SEGMENTS
SUMMARIZED BY IN-FORCE AND NEW BUSINESS (6)
(Dollars in millions)

	Three months ended		Six months ended
EBIT (4) from In-force and New Business	June 30,		June 30,
	2012	2011	2012	2011
Bankers Life segment:
In-Force Business	$102.6	$98.6	$199.7	$185.3
New Business	(26.5)	(26.5)	(53.1)	(51.0)
Total	$76.1	$72.1	$146.6	$134.3

Washington National segment:
In-Force Business	$34.2	$24.8	$61.6	$52.1
New Business	(.3)	(3.0)	(3.0)	(6.0)
Total	$33.9	$21.8	$58.6	$46.1

Colonial Penn segment:
In-Force Business	$11.2	$10.1	$17.9	$18.1
New Business	(10.6)	(9.6)	(27.1)	(23.3)
Total	$.6	$.5	$(9.2)	$(5.2)

Other CNO Business segment:
In-Force Business	$1.9	$5.1	$(.4)	$12.5
New Business	—	—	—	—
Total	$1.9	$5.1	$(.4)	$12.5

Total Business segments:
In-Force Business	$149.9	$138.6	$278.8	$268.0
New Business	(37.4)	(39.1)	(83.2)	(80.3)
Total EBIT from business segments	$112.5	$99.5	$195.6	$187.7

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CNO Financial (9)
July 25, 2012

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
SEGMENT OPERATING RESULTS
(Dollars in millions, except per-share data)

	Six months ended
	June 30,
	2012	2011
EBIT (4):
Bankers Life	$146.6	$134.3
Washington National	58.6	46.1
Colonial Penn	(9.2)	(5.2)
Other CNO Business	(.4)	12.5
EBIT from business segments	195.6	187.7
Corporate Operations, excluding corporate interest expense	(10.9)	(11.8)
EBIT	184.7	175.9
Corporate interest expense	(34.1)	(39.9)
Operating earnings before tax	150.6	136.0
Tax expense on operating income	55.8	48.3
Net operating income (1)	94.8	87.7
Net realized investment gains (net of related amortization and taxes)	32.8	5.4
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(2.4)	—
Loss on extinguishment of debt, net of income taxes	(.4)	(1.3)
Net income	$124.8	$91.8
Per diluted share:
Net operating income	$.35	$.31
Net realized investment gains (net of related amortization and taxes)	.11	.02
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(.01)	—
Loss on extinguishment of debt, net of income taxes	—	(.01)
Net income	$.45	$.32
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CNO Financial (10)
July 25, 2012

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING A SIGNIFICANT ITEM*
(Dollars in millions)

	Three months ended
	June 30, 2011
	Actual results	Significant item	Excluding significant item
Net Operating Income (1):
Bankers Life	$72.1	$(3.7)	$68.4
Washington National	21.8	—	21.8
Colonial Penn	.5	—	.5
Other CNO Business	5.1	—	5.1
EBIT from business segments	99.5	(3.7)	95.8
Corporate Operations, excluding corporate interest expense	(11.3)	—	(11.3)
EBIT (4)	88.2	(3.7)	84.5
Corporate interest expense	(19.3)	—	(19.3)
Operating earnings before tax	68.9	(3.7)	65.2
Tax expense on operating income	24.4	(1.3)	23.1
Net operating income	$44.5	$(2.4)	$42.1

Net operating income per diluted share	$.15	$—	$.15

*	This table summarizes the financial impact of a significant item (as described in the segment results section of this press release) on our 2Q11 net operating income.

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CNO Financial (11)
July 25, 2012

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	June 30,
	2012	2011
Bankers Life segment:
Medicare supplement and other supplemental health	$192.5	$186.2
Life	75.4	62.0
Long-term care	138.8	142.9
Annuity	169.5	259.1
Total	576.2	650.2
Washington National segment:
Supplemental health	115.4	108.9
Medicare supplement and other supplemental health	29.7	33.9
Life	3.8	3.9
Total	148.9	146.7
Colonial Penn segment:
Life	52.5	48.5
Supplemental health	1.2	1.5
Total	53.7	50.0
Other CNO Business segment:
Life	40.9	48.9
Annuity	1.2	5.9
Other health	6.5	7.2
Total	48.6	62.0
Total collected premiums	$827.4	$908.9

NEW ANNUALIZED PREMIUMS (2)
(Dollars in millions)

	Three months ended
	June 30,
	2012	2011
Bankers Life segment:
Medicare supplement and other supplemental health	$20.7	$18.6
Life	20.9	18.6
Long-term care	7.8	7.3
Annuity	10.1	15.6
Total	59.5	60.1
Washington National segment:
Supplemental health	20.3	17.9
Medicare supplement and other supplemental health	.2	.4
Life	1.7	.8
Annuity	.1	.3
Total	22.3	19.4
Colonial Penn segment:
Life	15.6	12.8
Total	15.6	12.8
Total new annualized premiums	$97.4	$92.3
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CNO Financial (12)
July 25, 2012

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	June 30,
	2012	2011
Bankers Life segment:
Medicare Supplement:
Earned premium	$184 million	$179 million
Benefit ratio (7)	72.2%	69.8%
PDP and PFFS:
Earned premium	$18 million	$20 million
Benefit ratio (7)	63.8%	72.4%
Long-Term Care:
Earned premium	$140 million	$143 million
Benefit ratio (7)	121.4%	115.0%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	75.4%	71.6%
Washington National segment:
Medicare Supplement:
Earned premium	$30 million	$35 million
Benefit ratio (7)	67.7%	71.1%
Supplemental health:
Earned premium	$113 million	$107 million
Benefit ratio (7)	77.0%	82.7%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	50.1%	54.1%

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CNO Financial (13)
July 25, 2012
NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) loss on extinguishment of debt, net of income taxes; (ii) net realized investment gains or losses, net of related amortization and income taxes; and (iii) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes (“Net operating income,” a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. Prior to June 30, 2011, certain of our trading securities were held to offset the income statement volatility caused by the effect of interest rate fluctuations on the value of embedded derivatives related to our fixed index annuity products. During 2Q2011, these securities were sold. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 2 and 9. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the “Investors - SEC Filings” section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums. Medicare Advantage and Private-Fee-For-Service sales are not comparable to other sales and are therefore excluded in all periods.

(3)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for debt-to-total capital were 13.7% and 15.7% at June 30, 2012 and December 31, 2011, respectively.

(4)
Management believes that an analysis of earnings before net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, corporate interest expense, loss on extinguishment of debt and taxes (“EBIT,” a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of EBIT to Net Income applicable to common stock is provided in the tables on pages 2 and 9.

(5)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for book value per common share were $20.91 and $19.12 at June 30, 2012 and December 31, 2011, respectively.

(6)
Management believes that an analysis of EBIT, separated between in-force and new business provides increased clarity around the value drivers of our business, particularly since the new business results are significantly impacted by the rate of sales, mix of business and the distribution channel through which new sales are made. EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. EBIT from in-force business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and in-force business is based on estimates, which we believe are reasonable.

(7)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

(8)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the interest income offset. Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the “Investors - SEC Filings” section of CNO Financial's website, www.CNOinc.com.

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CNO Financial (14)
July 25, 2012

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “project,” “intend,” “may,” “will,” “would,” “contemplate,” “possible,” “attempt,” “seek,” “should,” “could,” “goal,” “target,” “on track,” “comfortable with,” “optimistic” and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) our assumption that the positions we take on our tax return filings, including our position that our 7.0% convertible senior debentures due 2016 will not be treated as stock for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, and will not trigger an ownership change, will not be successfully challenged by the Internal Revenue Service; (xii) changes in accounting principles and the interpretation thereof (including changes in principles related to accounting for deferred acquisition costs); (xiii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xviii) our ability to maintain effective controls over financial reporting; (xix) our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives; (xx) our ability to achieve eventual upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxi) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission; (xxii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; and (xxiii) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

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